Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-226665 and No. 333-269830 on Form S-8 of our report dated April 24, 2026, relating to the consolidated financial statements of Jiangsu Yitong High-tech Co., Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ BROOK & PARTNERS CPAs
Beijing, the People’s Republic of China

April 24, 2026